Exhibit 5.3

[Letterhead of Crowe & Dunlevy]

December 11, 2015

Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive

Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Anchor Drilling Fluids USA, Inc. (the “Oklahoma Company”), an Oklahoma corporation and indirect wholly owned subsidiary of Calumet Specialty Products Partners, L.P., a Delaware corporation (the “Company”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Company, the Oklahoma Company and the other subsidiary guarantors of the Company (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company and Calumet Finance Corp. of $325,000,000 aggregate principal amount of their 7.75% Senior Notes due 2023 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article 10 of the Indenture (as defined below) by the Other Guarantors and the Oklahoma Company (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of March 27, 2015, by and among the Company, the Other Guarantors, the Oklahoma Company and Wilmington Trust, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the certificate of incorporation of the Oklahoma Company, (iv) the bylaws of the Company, (v) a Good Standing Certificate relating to the Oklahoma Company, dated December 7, 2015, and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

For purposes hereof, we have relied, without investigation, (a) the accuracy and the completeness of each document submitted to us for review, the authenticity of each document submitted to us as an original and the conformity to the original document of each such document that is submitted to us as a copy and (b) the genuineness of all signatures. As to any opinions material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements of directors and officers of the Oklahoma Company.

Based on the foregoing, we are of the opinion that:

1. The Oklahoma Company is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2. The Oklahoma Company’s execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary corporate action by the Oklahoma Company.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Oklahoma, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of Oklahoma any municipal or local ordinances and regulations and no opinion is expressed other than the opinions expressly set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Roger A. Stong
Roger A. Stong